July 12, 2022
Dear Roland,
We are delighted to extend this offer of employment to serve in the position of Executive Chairman of the Board of Directors of BRC Inc. (“BRC” and, together with its subsidiaries, “Black Rifle”). Please review this summary of the terms and conditions for your anticipated employment with us. If you choose to accept this offer, subject to the approvals set forth below, your start date will be mutually agreed. This offer of employment is contingent on formal appointment to your role by the Board of Directors of BRC (the “Board”).
Please find below the terms and conditions of your employment, should you accept this offer letter:
Position. Your title will be Executive Chairman and you will report directly to the Board. This is an exempt position requiring variable hours weekly, usually 10+ per week. While you will report to the Board, your legal employer will be Black Rifle Coffee Company, LLC, a subsidiary of BRC (the “Company”). By signing this letter agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties hereunder.
Cash Compensation. The Company will pay you a salary at the rate of $200,000 per year, payable in accordance with the Black Rifle’s standard payroll schedule, beginning on the date your employment commences. This salary will be subject to increase pursuant to Black Rifle’s employee compensation policies in effect from time to time. Although your position as a member of the Board will continue, your current compensation as an independent director on the Board will stop when you accept this position (except for continued reimbursement of reimbursable expenses incurred by you in your capacity as a director), but will resume upon termination of your employment if you thereafter continue to serve as a member of the Board. Effective upon your appointment, you will cease to be a member of the Compensation Committee of the Board (the “Compensation Committee”).
Expense Reimbursement. Black Rifle will reimburse you, in accordance with its policies in effect from time to time, for travel, entertainment and other expenses reasonably incurred in the performance of your duties and responsibilities hereunder. In addition, Black Rifle will reimburse you, upon submission of proper documentation, for the legal fees incurred by you in connection with the negotiation and preparation of this letter agreement and related documents, up to a maximum of $10,000.
Long Term Incentive Plan (LTIP). As described below, in connection with your appointment you will receive a grant of Restricted Stock Units (“RSUs”) pursuant to BRC’s Omnibus Incentive Plan (the “Plan”). Such award will be made as soon as practicable following your start date, subject to approval by the Compensation Committee and execution of related grant documentation. Your grant will be comprised of a number RSUs (rounded up to the nearest whole share) equal to $650,000 divided by the closing price of BRC’s Class A Common Stock on the date of your appointment and will be subject to a three-year vesting schedule, vesting in equal thirds on each of the first three anniversaries of the grant date. Vesting will accelerate on this initial RSU grant if you are terminated by Black Rifle other than for cause from both your role as Executive Chairman and your role as a member of the Board, as provided for in the related grant documents. Grants of awards under the Plan in subsequent years, if any, will be determined by the Compensation Committee in its discretion.

Existing RSU Grants. Notwithstanding anything to the contrary in any award agreement, the existing RSU grants you received under the Plan with respect to your service as a non-employee member of the Board will continue to vest with respect to your new role on the same schedule as provided for therein provided you remain a member of the Board, irrespective of your ceasing to be a non-employee member of the Board.
Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
Termination. The Company reserves the right to terminate your employment for any reason upon providing to you such minimum notice as required by law.
Privacy. You are required to observe and uphold all of Black Rifle’s privacy policies and procedures as implemented or varied from time to time. Collection, storage, access to, and dissemination of employee personal information will be in accordance with privacy legislation.
Tax Matters.
Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation hereunder. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Black Rifle, BRC, the Board, or any other person related to tax liabilities arising from your compensation.
Indemnification. The terms of your existing Indemnification Agreement with BRC will apply to your duties as Executive Chairman of the Board.
Interpretation, Amendment, and Enforcement. This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein; provided, however, that nothing in this letter agreement shall impair your rights with respect to your prior service as an independent member of the Board, all of which rights shall expressly survive the execution of this letter agreement. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of BRC.
You may indicate your agreement with these terms and accept this offer by signing and dating this agreement. Upon your acceptance of this employment offer, the Company will provide you with any necessary paperwork and instructions.

Sincerely,

__/s/ Evan Hafer __

Evan Hafer
Chief Executive Officer and Director

“Black Rifle Coffee Company serves coffee and culture to people who love America” – we are excited to have you join our ranks.
__/s/ Roland Smith __
Roland Smith (Sign)

Roland Smith __________________
Roland Smith (Print)

_July 12, 2022_______________________________________
Date

BRC INC.
2022 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
(Executive Chairman)
Pursuant to the terms and conditions of the BRC Inc. 2022 Omnibus Incentive Plan, as amended from time to time (the “Plan”), BRC Inc., a Delaware public benefit corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of restricted stock units (the “RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein, in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Award:	Restricted Stock Units
Participant:	Roland Smith
Date of Grant:	July 18, 2022
Vesting Commencement Date:	July 18, 2022
Total Number of Restricted Stock Units:	76,742
Vesting Schedule:	Subject to Section 3 of the Agreement, the Plan and the other terms and conditions set forth herein, the RSUs shall vest according to the following schedule, so long as you continue to serve as Executive Chairman of the Board of Directors and/or a director of the Company or an Affiliate from the Date of Grant through such vesting date (each, a “Vesting Date”):
Vesting Date
Percentage of RSUs That Vest

1st Anniversary of the Grant Date
33.33%

2nd Anniversary of the Grant Date
33.33%

3rd Anniversary of the Grant Date
33.34%

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
    Notwithstanding any provision of this Grant Notice or the Agreement, if you have not executed this Grant Notice within 90 days following the Date of Grant set forth above, your award may be forfeited.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Participant has executed this Grant Notice, effective for all purposes as provided above.
    BRC INC.

    By: _/s/ Greg Iverson_______
    Name: Gregory Iverson
    Title: Chief Financial Officer

    PARTICIPANT

    _/s/ Roland Smith ___________
    Name: Roland Smith

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between BRC Inc., a Delaware public benefit corporation (the “Company”), and Roland Smith (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award.  In consideration of Participant’s continued service as the Executive Chairman of the Board and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one Share, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested in the manner set forth in the Grant Notice, Participant will have no right to receive any Shares or other payments in respect of the RSUs. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.Vesting of RSUs. Except as otherwise set forth in Section 3, the RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice.  Unless and until the RSUs have vested in accordance with such vesting schedule, Participant will have no right to receive any dividends or other distribution with respect to the RSUs.
3.Termination and Forfeiture of RSUs.
(a) In the event that both (i) Participant’s employment with the Company and its affiliates terminates for any reason other than voluntary resignation by the Participant or termination by the Company for “Cause” (as defined below) and (ii) the Participant no longer serves as a member of the Board due to the failure to be nominated or reelected as a member of the Board (other than due to such failure as a result of the Participant’s unwillingness to be nominated), then any unvested RSUs shall immediately vest in full as of the date on which both such conditions are satisfied.
(b)For purposes of Section 3(a), the term “Cause” shall mean (i) the Participant’s commission of an act of fraud, embezzlement, willful misconduct, gross negligence or breach of fiduciary duty against the Company or its affiliates, or (ii) indictment, conviction, plea of no contest or plea of nolo contendere for, in each case, any crime involving moral turpitude or any felony.
(c)Except as expressly provided for in Section 3(a), upon Participant’s Termination of Service for any reason prior to the vesting of all of the RSUs, any unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
4.Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date for such dividend, Participant holds RSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to Participant an amount in cash equal to the cash dividends Participant would have received if Participant was the holder of record, as of such record date, of a number of Shares equal to the number of RSUs held by Participant that have not been settled as of such record date, such payment to be made on the date on which such RSUs are settled in accordance with Section 5 (the “Dividend Equivalents”). For purposes of clarity, if the RSUs (or any portion thereof) are forfeited by Participant pursuant to the terms of this Agreement, then Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited RSUs. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.
5.Settlement of RSUs. As soon as administratively practicable following the vesting of RSUs pursuant to Section 2 or Section 3, but in no event later than 30 days after such vesting date, the Company shall deliver to Participant a number of Shares equal to the number of RSUs subject to this Award. All Shares issued hereunder shall be delivered either by delivering one or more certificates for such shares to Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of Shares shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
6.Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to Participant for federal, state, local and/or foreign tax purposes, Participant shall make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of this Award, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares (which is not subject to any pledge or other security interest), net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to the Participant. Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that Participant has been advised, and hereby is advised, to consult a tax advisor. Participant represents that Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
7.Non-Transferability.  During the lifetime of the Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
8.Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, the Company may require Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
9.Rights as a Stockholder. Participant shall have no rights as a stockholder of the Company with respect to any Shares that may become deliverable hereunder unless and until Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.
10.Execution of Receipts and Releases. Any issuance or transfer of Shares or other property to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require Participant or Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested RSUs.
11.No Right to Continued Service or Awards. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Participant the right to continue in service with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate service relationship at any time. The grant of the RSUs is a one-time benefit that was made at the sole discretion of the Company and does not create any contractual or other right to receive a grant of restricted stock units or other Awards or any payment or benefits in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future Awards will be granted at the sole discretion of the Company.
12.Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, unless otherwise designated by the Company in a written notice to Participant (or other holder):
BRC Inc.
attn.: General Counsel
1144 S. 500 W.
Salt Lake City, Utah 84101

If to the Participant, at Participant’s last known address on file with the Company.
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
13.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
14.Agreement to Furnish Information. Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
15.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially and adversely reduces the rights of Participant shall be effective only if it is in writing and signed by both Participant and an authorized officer of the Company.
16.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
17.Company Recoupment of Awards. Participant’s rights with respect to this Award shall in all events be subject to (a) all rights that the Company may have under any Company recoupment policy or any other agreement or arrangement with the Participant, and (b) all rights and obligations that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder form time to time by the U.S. Securities and Exchange Commission.
18.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.
19.Successors and Assigns. The Company may assign any of its rights under this Agreement without Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the Person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.
20.Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
21.Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.
22.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the RSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. For purposes of Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A of the Code. Nevertheless, to the extent that the Committee determines that the RSUs may not be exempt from Section 409A of the Code, then, if Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when Participant becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following Participant’s separation from service and (b) Participant’s death. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A of the Code.

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